Exhibit 10.1

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”) is made and entered as of the 6th day of June, 2018, by and among AMERIS BANCORP, a Georgia corporation (the “Bancorp”), AMERIS BANK, a Georgia state-chartered bank and wholly owned subsidiary of the Bancorp (the “Bank”; the Bancorp and the Bank are collectively referred to herein as the “Company”), and EDWIN W. HORTMAN, JR. (“Executive”).

BACKGROUND

WHEREAS, Executive currently serves as Executive Chairman, President and Chief Executive Officer of the Bancorp and as Executive Chairman of the Bank, pursuant to that certain Executive Employment Agreement between the Company and Executive dated as of December 15, 2014 (the “Employment Agreement”);

WHEREAS, effective July 5, 2018 (the “Initial Retirement Date”), Executive will retire from his positions as President and Chief Executive Officer of the Bancorp, and effective September 4, 2018 (the “Final Retirement Date”), Executive will retire from his position as Executive Chairman of the Bancorp and the Bank; and

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth their agreement with respect to certain benefits and other covenants relating to such retirement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Retirement Dates. Effective the Initial Retirement Date, Executive will retire from his positions as President and Chief Executive Officer of the Bancorp, and effective the Final Retirement Date, Executive will retire from his position as Executive Chairman of the Bancorp and the Bank. Each such retirement will be automatic and without any further action on the part of Executive or the Company. Executive will also resign from any and all of Executive’s other positions with the Company and its affiliates as of the Final Retirement Date, and Executive agrees to execute such additional documents as reasonably requested by the Company to evidence the foregoing.

2.       Termination of Employment Agreement; Continuation of Salary and Other Benefits. The parties acknowledge and agree that the Employment Agreement is hereby terminated. Notwithstanding such termination, Executive shall continue to receive base salary at his current rate from the date hereof until the Final Retirement Date in accordance with the Company’s standard payroll procedures. During such period, Executive shall also be eligible to continue his participation in the Company’s health, welfare and fringe benefit plans and programs applicable to Executive, including, without limitation, Executive’s continued receipt of his existing automobile benefits, reimbursement for reasonable and necessary business expenses in accordance with the Company’s policies, use of reasonable Company office space and receipt of appropriate administrative assistance.

3.       Severance Benefits. In consideration of this Agreement, including, without limitation, Executive’s agreement to be bound by the covenants set forth in Section 4 of this Agreement:

(a)       the Company shall pay $2,794,947.00 to Executive in cash on the first semi-monthly payroll date of the Company that follows the Final Retirement Date;

(b) the Company shall pay $1,000,000.00 to Executive in cash on March 18, 2019; and

(c)       all shares of the common stock of the Bancorp issued to Executive pursuant to the 2014 Omnibus Equity Compensation Plan of the Bancorp and held subject to any vesting requirement shall become fully vested on the Final Retirement Date, notwithstanding any award agreement or other provision to the contrary (each of which is deemed amended to the extent necessary to be consistent with the foregoing).

4.       Restrictive Covenants.

(a)       Executive Acknowledgements. Executive acknowledges that (i) the Company has separately bargained and paid additional consideration for the restrictive covenants in this Section 4 and (ii) the Company will provide certain benefits to Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive has performed, and will perform, on behalf of the Company and the irreparable injury that would befall the Company should Executive breach such covenants. Executive further acknowledges that Executive’s services are of a special, unique and extraordinary character and that Executive’s position with the Company has placed Executive in a position of confidence and trust with customers and employees of the Company and its subsidiaries and affiliates and with the Company’s other constituencies and has allowed Executive access to Trade Secrets and Confidential Information (each as defined below) concerning the Company and its subsidiaries and affiliates. Executive further acknowledges that the types and periods of restrictions imposed by the covenants in this Section 4 are fair and reasonable and that such restrictions will not prevent Executive from earning a livelihood.

(b)       Covenants. Having acknowledged the foregoing, Executive covenants and agrees with the Company as follows:

(i)       While Executive is employed by the Company and continuing thereafter, Executive shall not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose other than as may be necessary and appropriate in the ordinary course of performing Executive’s duties to the Company.

(ii)       While Executive is employed by the Company and for a period of two years after the Final Retirement Date, Executive shall not (except on behalf of or with the prior written consent of the Company), on Executive’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of the Company or its subsidiaries or affiliates, including, without limitation, actively sought prospective customers, with whom Executive had Material Contact (as defined below) during Executive’s employment, for the purpose of providing products or services that are Competitive (as defined below) with those offered or provided by the Company or its subsidiaries or affiliates or, in the event of Executive’s termination, Competitive with those offered or provided by the Company or its subsidiaries or affiliates within the two years immediately preceding the termination of Executive’s employment.

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(iii)       While Executive is employed by the Company and for a period of two years after the Final Retirement Date, Executive shall not (except on behalf of or with the prior written consent of the Company), either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, perform duties and responsibilities that are the same as or substantially similar to those Executive performs for the Company or, in the event of Executive’s termination, performed for the Company within two years prior to the termination of Executive’s employment, for any business which is the same as or essentially the same as the business conducted by the Company and its subsidiaries and affiliates, within the Restricted Territory (as defined below).

(iv)       While Executive is employed by the Company and for a period of two years after the Final Retirement Date, Executive shall not (except on behalf of or with the prior written consent of the Company), on Executive’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of the Company or its subsidiaries or affiliates, whether or not such employee is a full-time employee or a temporary employee of the Company or its subsidiaries or affiliates, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for the Company.

(v)       Upon the Final Retirement Date, Executive will turn over promptly to the Company all physical items and other property belonging to the Company, including, without limitation, all business correspondence, letters, papers, reports, customer lists, financial statements, credit reports or other Confidential Information, data or documents of the Company, in the possession or control of Executive, all of which are and will continue to be the sole and exclusive property of the Company.

(c)       Definitions. For purposes of this Section 4, the following terms shall be defined as set forth below:

(i)       “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of the Company and its subsidiaries and affiliates.

(ii)       “Confidential Information” shall mean data and information: (A) relating to the business of the Company and its subsidiaries and affiliates, regardless of whether the data or information constitutes a Trade Secret; (B) disclosed to Executive or of which Executive becomes aware as a consequence of Executive’s relationship with the Company; (C) having value to the Company; and (D) not generally known to competitors of the Company. Confidential Information shall include, without limitation, Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that such term shall not mean data or information that (x) has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive without authorization from the Company, (y) has been independently developed and disclosed by others or (z) has otherwise entered the public domain through lawful means.

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(iii)       “Material Contact” shall mean contact between Executive and a customer or prospective customer: (A) with whom or which Executive dealt on behalf of the Company or its subsidiaries or affiliates; (B) whose dealings with the Company were coordinated or supervised by Executive; (C) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company; or (D) who receives products or services as authorized by the Company, the sale or provision of which results or resulted in compensation, commissions or earnings for Executive within the two years immediately preceding the Final Retirement Date.

(iv)       “Restricted Territory” shall mean the geographic territory within a 50-mile radius of each of the Company’s corporate offices located at 310 First Street, S.E., Moultrie, Georgia 31768 and 1301 Riverplace Boulevard, Suite 2600, Jacksonville, Florida 32207.

(v)       “Trade Secret” shall mean information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d)       Equitable Remedies. Executive acknowledges that irreparable loss and injury would result to the Company upon the breach of any of the covenants contained in this Section 4 and that damages arising out of such breach would be difficult to ascertain. Executive hereby agrees that, in addition to all other remedies provided at law or in equity, the Company may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Executive of any covenant contained in this Section 4.

(e)       Modification of Covenants. In the event that the provisions of this Section 4 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

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5.       Indemnification.  Each of the Bancorp and the Bank acknowledges that Executive is entitled to the indemnification provided under their respective bylaws.

6.       Non-disparagement. Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, directors, customers or other associated third parties. The Company agrees and covenants that the Company will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Executive. This Section 6 does not, in any way, restrict or impede Executive or the Company from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order.

7.       Miscellaneous.

(a)       Assignment and Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and each of its successors and assigns.

(b)       Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(c)       Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(d)       Entire Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

(e)       Withholdings. Notwithstanding any other provision of this Agreement, the Company shall withhold from any amounts payable or benefits provided under this Agreement any federal, state and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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(f)       Compliance with Section 409A.

(i)       It is intended that this Agreement shall conform with all applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the guidance and regulations issued thereunder (“Section 409A”) to the extent Section 409A applies to any provisions of the Agreement. Accordingly, in interpreting, construing or applying any provisions of the Agreement, the same shall be construed in such manner as shall meet and comply with Section 409A, and in the event of any inconsistency with Section 409A, the same shall be reformed so as to meet the requirements of Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment. Executive acknowledges that the Company has not made, and does not make, any representation or warranty regarding the treatment of this Agreement or the benefits payable under this Agreement under federal, state or local income tax laws, including, but not limited to, Section 409A or compliance with the requirements thereof.

(ii)       To the extent Executive is a “specified employee” as defined in Section 409A, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Section 409A) upon separation from service (within the meaning of Section 409A), after taking into account all available exemptions, that would otherwise be payable, distributable or settled during the six-month period after separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid, distributed or settled on the first business day after such six-month period; provided, however, that if Executive dies following the Final Retirement Date and prior to the payment, distribution, settlement or provision of any payments, distributions or benefits delayed on account of Section 409A, then such payments, distributions or benefits shall be paid or provided to the personal representative of Executive’s estate within 30 days after the date of Executive’s death.

(g)       Governing Law. Except to the extent preempted by federal law, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(h)       Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by all parties hereto that makes specific reference to this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Retirement Agreement as of the date first above written.

AMERIS BANCORP

By:	/s/ Dennis J. Zember Jr.
Dennis J. Zember Jr.
Executive Vice President and Chief
Operating Officer

AMERIS BANK

By:	/s/ Dennis J. Zember Jr.
Dennis J. Zember Jr.
Chief Executive Officer

/s/ Edwin W. Hortman, Jr.
EDWIN W. HORTMAN, JR.

[Signature Page to Retirement Agreement]